Exhibit 8.1

December 19, 2008

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Ladies and Gentlemen:

We have acted as special tax counsel for Kraft Foods Inc., a Virginia corporation (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of 6.75% Notes due 2014 (the “Notes”), pursuant to the Terms Agreement, dated as of December 16, 2008, by and among the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Greenwich Capital Markets, Inc., acting as representatives of the several Underwriters. This opinion letter is being furnished in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-147829) (the “Registration Statement”) filed on December 4, 2007 with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), the prospectus dated December 4, 2007 included therein (the “Base Prospectus”), the Preliminary Prospectus Supplement dated December 16, 2008 (the “Preliminary Prospectus Supplement”), and the Prospectus Supplement dated December 16, 2008 (the “Final Prospectus Supplement,” and together with the Base Prospectus, the “Final Prospectus”). The Notes will be issued pursuant the Indenture, dated as of October 17, 2001 (the “Indenture”), by and between the Company and Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank), as trustee.

In connection with our opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Final Prospectus, the Indenture and upon such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof.

For purposes of this letter, we have further assumed (a) the legal capacity of all natural persons, (b) the genuineness of all signatures, (c) the authenticity of all documents and records submitted to us as originals, (d) that the final executed version of all documents submitted to us as drafts will be identical in all material respects to the versions most recently supplied to us, (e) that each such final version will be valid and enforceable in accordance with its terms, (f) the conformity of all documents and records submitted to us as copies to the original documents and records and (g) the truthfulness of all statements of fact, as of the date the Notes are issued, contained in the documents submitted to us. We have also made such investigations of law and fact as we have deemed appropriate as a basis for our opinion.

Kraft Foods Inc.

December 19, 2008

This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history thereto, the existing applicable United States federal income tax regulations promulgated or proposed under the Code, published judicial authority and currently effective published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that the statements set forth in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Certain U.S. Federal Income Tax Considerations,” subject to the qualifications set forth therein and in this letter, to the extent they describe United States federal income tax laws or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

In rendering our opinion, we are expressing our views only as to the United States federal income tax laws. We do not undertake to advise you of the effect of changes in matters of law or fact occurring subsequent to the date hereof. This opinion is not binding upon the IRS or the courts. There can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day
Jones Day